EXHIBIT 4.4


                         NORTH ATLANTIC INDUSTRIES, INC.
                             1991 STOCK OPTION PLAN

        1. PURPOSE. The purpose of the North Atlantic industries, Inc. 1991 Stock Option Plan (the "Plan") is to advance the interests of North Atlantic Industries, Inc. ("North Atlantic") and its subsidiaries and affiliates (all such companies being hereinafter referred to collectively as the "Company") by providing, through the grant of options to purchase shares of North Atlantic common stock, a larger personal and financial interest in the success of the Company to key management employees and directors upon whose judgment, interest and special efforts the Company is largely dependent for the successful conduct of its operations. It is believed that the acquisition of such interests will stimulate the efforts of such key management employees, and directors on behalf of the Company and strengthen their desire to remain in the employ of the Company.

        As used herein, the term "subsidiary" shall mean any corporation of which North Atlantic or another subsidiary owns stock possessing 50% or more of the total combined voting power of all classes of stock, and the term "affiliate" shall mean any entity in which North Atlantic has a significant equity interest or management control, as determined by the Board of Directors.

        2. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee"), no member of which shall be eligible for options under the Plan, consisting of three members of the Board of Directors of North Atlantic (the "Board"). The Committee shall be appointed, and vacancies shall be filled, by the Board. The Committee shall have full power and authority to (i) select the key management employees and directors of the Company to whom options may be granted under the Plan; (ii) determine the number of shares subject to each option and the terms and conditions, not inconsistent with the provisions of the Plan, governing such option; (iii) interpret the Plan and any option granted thereunder; (iv) establish such rules and regulations as it deems appropriate for the administration of the Plan; and (v) take such other action as it deems necessary or desirable for the administration of the Plan. The Committee's interpretation and construction of any provision of the Plan or the terms of any option shall be conclusive and binding on all parties.

        3. PARTICIPANTS. Only directors and those key management employees of the Company who carry important responsibilities in the management, growth, and protection of the business of the Company and who are selected by the Committee shall be eligible to be granted options under the Plan.

        Nothing contained in the Plan, or in any option granted pursuant to the Plan, shall confer upon any employee or director any right to the continuation of his employment or directorship.

        4. EFFECTIVENESS AND TERMINATION OF THE PLAN. The Plan shall become effective on the date of its adoption by the Board, subject to the ratification of the Plan at the 1991 Annual Meeting of Shareholders by the holders of a majority of the issued and outstanding shares of Common Stock (as defined in Section 5). The Plan shall terminate on March 10, 2001, or such earlier date as the Board may determine. Any option outstanding under the Plan at the time of its termination shall remain in effect in accordance with its terms and conditions and those of the Plan.

        5. THE SHARES. Options may be granted from time to time under the Plan for the purchase, in the aggregate, of not more than 200,000 shares of common stock, $.10 par value of the Company ("Common Stock") (subject to adjustment pursuant to section 14). Such shares of Common Stock may be set aside out of the authorized but unissued shares of Common Stock not reserved for any other purpose or out of previously issued shares acquired by the Company and held in its treasury. Any shares of

Common Stock which, by reason of the termination or expiration of an option or otherwise, are no longer subject to purchase pursuant to an option granted under the Plan, may again be subjected to an option under the Plan.

        6. STATUS OF OPTIONS. Options granted under the Plan are nonstatutory options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code.

        7. OPTION PRICE. The price at which shares of Common Stock may be purchased upon the exercise of an option granted under the Plan shall be determined by the Committee and set forth in the option agreement evidencing such option; provided, however, that such price shall not be less than 50% of the fair market value of such shares on the date of grant of such option.

        8. TERM AND EXERCISABILITY OF OPTIONS. Options may be granted for terms of not more than ten years and shall be exercisable in accordance with such terms and conditions as are set forth in the option agreements evidencing the grant of such options.

        Except as otherwise determined by the Committee pursuant to section 9, no option granted under the Plan shall be exercisable by a participant during the first year after the date of grant of such option. In no event shall an option be exercised or shares be issued pursuant to an option if any requisite approval or consent of any governmental authority having jurisdiction over the exercise of options or the issue and sale of the Common Stock shall not have been secured.

        9. TERMINATION OF EMPLOYMENT. Except as otherwise provided in this
Section 9, no person may exercise an option more than 30 days (or such longer period as the Committee may establish) after the first date on which he is neither an employee nor a director of the Company. If a participant ceases to be an employee or director of the Company by reason of death, disability, or an employee's retirement at or after his normal retirement date under the Company's pension plan in which he is a participant, he or his estate may exercise any options held by him within 12 months after the later of the date he ceases to be an employee or the date he ceases to be a director of the Company.

        Except as otherwise determined by the Committee, options may be exercised following the termination of a participant's employment or directorship with respect only to such number of shares of Common Stock as to which the right of exercise had accrued on or before the last day on which he was either an employee or a director of the Company. In no event may an option be exercised after the expiration of the term of such option.

        10. PAYMENT. Full payment of the purchase price for shares of Common Stock purchased upon the exercise, in whole or in part, of an option granted under the Plan shall be made at the time of such exercise. The purchase price may be paid in cash or in shares of Common Stock valued at the fair market value thereof on the date of purchase, or in a combination thereof, or in such other manner as may be approved by the Committee.

        No shares of Common Stock shall be issued or transferred to a participant until full payment therefor has been made, and a participant shall have none of the rights of a stockholder until shares are issued or transferred to him.

        11. NONTRANSFERABILITY. Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, and, during a participant's lifetime, shall be exercisable only by him.

        12. SURRENDER OF OPTIONS. The Committee may require the surrender of outstanding options as a condition to the granting of new options.

        13. ISSUANCE OF SHARES. If a participant so requests, shares purchased upon the exercise of an option may be issued or transferred in the name of the participant and another person jointly with the right of survivorship.

        14. CHANGES IN CAPITAL STRUCTURE, ETC. In the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, combination of shares, recapitalization, or other similar change in the capital stock of North Atlantic, or in the event of the merger or consolidation of North Atlantic into or with any other corporation or the reorganization of North Atlantic, the number of shares covered by each outstanding option granted under the Plan, the price per share thereof, and the total number of shares for which options may be granted under the Plan shall be adjusted by the Board in such manner as it determines to be appropriate and equitable.

        15. AMENDMENT. The Board may amend the Plan in any respect from time to time; provided, however, that, except as provided in Section 14, without the approval of the holders of a majority of the shares of Common Stock present and entitled to vote at a meeting held within twelve months before or after the date of such amendment, the number of shares of Common Stock for which options may be granted and sold under the Plan may not be increased, the class of eligible persons to whom options may be granted may not be modified, and the purchase price at which shares may be offered pursuant to options granted under the Plan may not be reduced. No amendment may, without the consent of a participant, impair his rights under any option previously granted under the Plan.

        The Board shall have the power, in the event of any disposition of substantially all of the assets of the Company, its dissolution, any merger or consolidation of the Company with or into any other corporation, or the merger or consolidation of any other corporation into the Company, to amend all outstanding options to permit their exercise prior to the effectiveness of any such transaction and to terminate such options as of such effectiveness. If the Board shall exercise such power, all options then outstanding shall be deemed to have been amended to permit the exercise thereof in whole or in part by the holder at any time or from time to time as determined by the Board prior to the effectiveness of such transaction and such options shall be deemed to terminate upon such effectiveness.

        16. LEGAL AND REGULATORY REQUIREMENTS. No option shall be exercisable and no shares will be delivered under the Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with withholding tax requirements and with the rules of all domestic stock exchanges on which the Common Stock may be listed. Any share certificate issued to evidence shares for which an option is exercised may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No option shall be exercisable, and no shares will be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable.

        In the case of the exercise of an option by a person or estate acquiring the right to exercise the option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of the option and may require consents and releases of taxing authorities that it may deem advisable.